Exhibit 99.1

Byrna Technologies Launches on Amazon

Byrna’s Brand New Byrna SD will be Offered Exclusively on Amazon

ANDOVER, MA (AUGUST 27, 2021) — Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) today announced the launch of its products on the Amazon.com e-commerce platform, the largest e-commerce platform in the world, responsible for 54% of all online sales in the US. The Company launched on Amazon with the introduction of the new Byrna SD (Self Defense) personal security device, which will be offered exclusively on Amazon for the next two months. The Amazon launch is a major milestone for Byrna and represents an important first step in Byrna’s plan to expand from essentially a one product, one sales channel company to a multi-product, multi-channel company. Click here for a link to Byrna’s SD Pepper Kit on Amazon, and here for a link to Byrna’s Kinetic Kit on Amazon.
Byrna SD Kinetic Kit on Amazon

The Byrna SD, which is assembled in the US at Byrna’s recently renovated Ft. Wayne factory, features an improved trigger, enhanced sighting system and honeycomb grips. The MSRP for the Byrna SD is $399 versus $359 for the original Byrna HD. On Amazon, the Byrna SD is only offered as a bundle package including the standard “Ready Kit” (which comes with two CO2 canisters, two magazines and three 5-ct tubes of ammunition) along with an additional 50-ct package of kinetic rounds and an additional 5-ct box of CO2. The purpose of offering the Byrna SD only as a bundle package is to ensure that our Amazon customers have enough rounds and CO2 to get comfortable firing the launcher. The “Byrna SD Bundle Package” is priced at $429.
Byrna SD Launchers

“Selling through Amazon is transformative for our business and has been a goal of ours for quite some time. Not only is the expansion of our sales channels, both brick and mortar and digital, an important element of our growth strategy, but being on the most widely recognized e-commerce site should enhance Byrna’s brand awareness and recognition substantially,” stated Bryan Ganz, CEO of Byrna Technologies.

“We believe that making our products available for consumers to purchase on Amazon is a potential gamechanger for Byrna given the approximately 2.5 billion visitors worldwide that the platform gets each month. Given the importance of this launch, we thought it only fitting that we introduce our latest product (the Byrna SD) on our newest sales channel. We are proud to say that the Byrna SD is ‘Assembled in the USA,’ and we are working hard to find US sources for all the components used in the manufacture of the Byrna SD so that it ultimately can be ‘Made in the USA.’

“The improvements made to the Byrna SD, when taken together, result in a product that is even easier to operate than our current, extremely popular Byrna HD. Based on the popularity of the Byrna HD, of which we’ve sold more than 100,000 units over the past two years, we expect the SD to be an extremely sought after personal security device. While it is difficult to forecast what our sales through Amazon will be, other companies that sell products on the platform have generally found the split between their Amazon sales and sales on their own e-commerce sites to be approximately 50/50. We will have a much better forecast of what Byrna’s sales on Amazon will look like after a few months of experience on the platform. We look forward to reporting the results of this exciting new endeavor in the coming months,” concluded Mr. Ganz.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state of the art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store www.byrna.com or www.amazon.com.

Forward Looking Information

This news release contains “forward-looking statements” within the meaning of U.S. securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as “plans,” “expects,” “projects,” “intends,” “anticipates” and “believes” and statements that certain actions, events or results “may,” “could,” “would,” “should,” “might,” “occur” or “be achieved” or “will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include, but are not limited to, the exclusivity of the Byrna SD to Amazon, Byrna’s plans grow into a multi-product and multi-channel company, that selling on Amazon will substantially raise Byrna’s brand awareness and recognition, customer appetite for the Byrna SD, and the Company’s ability to increase sales through Amazon. Forward-looking statements are based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to: disruption of the supply chain, production or shipping related to the ongoing pandemic, the Company’s reliance upon a limited number of third parties, including Amazon for shipping, transportation and logistics, changes in laws and regulations applicable to the business, events or factors that may negatively affect the demand for the Company’s products including competitors’ introduction or marketing of new or superior products. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A in our most recent Form 10-K, Item 1A Risk Factors in our most recent Form 10-Q, and subsequent filings with the Securities and Exchange Commission (“SEC”), should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies, Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Devin Sullivan 212-836-9608